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                                                                    EXHIBIT g(3)



State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Gentlemen:

This is to advise you that G.T. Investment Funds, Inc. ("Company") has established a new series of shares to be known as G.T. Global Growth & Income Fund. In accordance with the Additional Funds provision in Section 17 of the Custodian Contract dated April 27, 1988 (the "Contract"), between the Company and State Street Bank and Trust Company, the Company hereby requests that you act as Custodian for the new series under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Company and retaining one copy for your records.



By:  /s/ JAMES W. CHURM
    -------------------------------
    James W. Churm
    Vice President and Secretary





Agreed to this 23rd day of September, 1990.

State Street Bank and Trust Company





By:   /s/ [ILLEGIBLE]
    -------------------------------
    SENIOR VICE PRESIDENT